UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	July 25, 2008

Kodiak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-38558	65-0967706
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

734 7th Avenue S.W. Calgary, AB T2P 3P8 Canada
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:	(403) 262-8044

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 – Other Events

On July 25, 2008, the Company announced a progress update on the previously released acquisition of Brink Energy Ltd. (“Brink”), a private Alberta junior oil and gas corporation.

Kodiak reports that the initial audit of Brink’s records is close to completion.  Some additional work is yet required to complete predecessor company audits in order to finalize the overall audit.  The Corporation is pleased with the progress thus far and thanks everyone involved in moving this project to completion.

In preparation for the successful closing of this acquisition, Kodiak has signed a commitment letter with a Canadian financial institution that will provide, subject to a final definitive agreement, financing for a substantial part of the cash portion of the Brink acquisition cost and first stage development of the Brink properties. The development portion of the financing will be used to fracture the first three oil wells to increase current production.  Kodiak intends to first optimize the existing production and concurrently review development and drilling plans for Q3 and Q4 of 2008 and into 2009 before advising of expected production volumes, capital commitments, taking into consideration prevailing commodity prices and cost of services.

A copy of the news release is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 – Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit	Name
Exhibit 99.1	News Release dated July 25, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kodiak Energy, Inc.

Date: July 25, 2008
	By:	/s/ William S. Tighe
William S. Tighe
	Its:	Chief Executive Officer and President